Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

Los Angeles, CA (March 6, 2014) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter and year ended December 31, 2013 of $217,000 and $6.9 million, respectively, compared to $912,000 and $2.9 million for the same periods last year. Pre-tax, pre-provision earnings for the quarter and year ended December 31, 2013 was $736,000 and $3.9 million, respectively, compared to $963,000 and $3.1 million, respectively, for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m pleased by our financial results for the year. Despite a challenging interest rate environment, net interest income increased by over 15% during the year and loans were up by over 40% compared to the end of last year. As a result of this growth, our net interest margin stabilized at 3.19% during the year, but is still at a historically low level. In addition, asset quality has continued its improving trend during the year with total non-performing assets declining to 0.15% of total assets by the end of 2013.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “Looking forward, I continue to believe that our market offers great opportunities for a community business bank like ours that’s focused on the customer experience and relationship banking. We plan to further invest in building upon our strong relationship teams and focus on drilling deeper into our current market. We continue to see customers migrating away from larger money center banks as they recognize the quality of our customer service and the benefits of our relationship banking model.”

2013 4th Quarter Highlights

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The Bank’s total risk-based capital ratio was 13.69% at December 31, 2013, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the quarter and year ended December 31, 2013, the Company recorded net income of $217,000, or $0.02 per diluted share, and $6.9 million, or $0.76 per diluted share, respectively. During the same periods last year, the Company reported net income of $912,000, or $0.10 per diluted share, and $2.9 million, or $0.33 per diluted share, respectively. The decline in net income during the three months ended December 31, 2013 as compared to the same period last year was primarily due to a $400,000 increase in provision for loan losses and a $534,000 decline in non-interest income, partially offset by a $482,000 increase in net interest income. The increase in net income for the year ended December 31, 2013, as compared to the same period last year, is primarily related to an increase in net interest income of $2.1 million and the reversal of our deferred tax valuation allowance, which resulted in an income tax benefit of approximately $3.1 million. These increases were partially offset by an increase in non-interest expenses of $1.1 million.

•	At December 31, 2013 and 2012, the Company’s book value per share was $5.84 and $5.38, respectively, representing an increase of 8.6% during the current year.

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Net interest margin was 3.23% and 3.19% for the quarter and year ended December 31, 2013, respectively, compared to 3.24% and 3.12% for the same periods last year. The decline in net interest margin during the quarter is primarily due to the recovery of a non-accrual loan during the quarter ended December 31, 2012, which resulted in the recognition of $396,000 in additional interest income during that period. The increase in net interest margin during the year ended December 31, 2013, is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year and a decline in the cost of our interest bearing liabilities as compared to the same period last year. This improvement in net interest margin was partially offset by a general decline in the loan yields.

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Loans increased to $383.5 million at December 31, 2013, compared to $266.7 million at December 31, 2012. Loan originations were $50.3 million and $232.5 million during the quarter and year ended December 31, 2013, respectively, compared to $52.4 million and $123.1 million during the same periods last year.

•	Non-performing loans declined to $735,000, or 0.19% of total loans, at December 31, 2013, compared to $1.9 million, or 0.70% of total loans, at December 31, 2012.

•	Non-performing assets as a percentage of total assets declined to 0.15% at December 31, 2013, compared to 0.39% at December 31, 2012.

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Net loan recoveries were $1,000 and $1.1 million during the quarter and year ended December 31, 2013, respectively, compared to net recoveries of $1.1 million and $731,000, respectively during the same periods last year.

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As of December 31, 2013, the allowance for loan losses (“ALL”) was $7.2 million, or 1.89% of total loans, compared to $6.0 million, or 2.26% of total loans, at December 31, 2012. The ALL to non-performing loans was 984.26% and 324.36% at December 31, 2013 and 2012, respectively.

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Investment securities declined to $106.3 million at December 31, 2013, representing 19.7% of our total assets, compared to $181.2 million, or 36.3% of our total assets, at December 31, 2012. During the quarter and year ended December 31, 2013, the Company sold $16.3 million and $35.1 million, respectively, of investment securities, recognizing gains of $117,000 and $822,000, respectively, in connection with these sales. Proceeds from these sales were primarily utilized to fund our loan growth during the year. In addition, the unrealized gain on investment securities declined to $89,000 at December 31, 2013, compared to $4.1 million at December 31, 2012.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $409.8 million and $371.4 million at December 31, 2013 and 2012, respectively. Non-interest bearing deposits represent 52.3% of total deposits at December 31, 2013, compared to 47.0% at December 31, 2012.

•	Cost of funds declined to 16 and 18 basis points for the quarter and year ended December 31, 2013, respectively, compared to 20 and 24 basis points for the same periods last year.

Capital Adequacy

At December 31, 2013, the Company’s stockholders’ equity totaled $55.4 million compared to $49.2 million at December 31, 2012. At December 31, 2013, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 13.69%, 12.43%, and 9.32%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at December 31, 2013 were $538.1 million, representing an increase of $39.0 million, or 7.8%, from $499.2 million at December 31, 2012. Cash and cash equivalents at December 31, 2013 were $44.7 million, representing a decrease of $5.9 million, or 11.6%, from $50.6 million at December 31, 2012. Loans increased by $116.9 million, from $266.7 million at December 31, 2012 to $383.5 million at December 31, 2013. The majority of growth within our loan portfolio related to increases of $57.3 million in commercial real estate loans, $29.6 million in residential loans, $17.6 million in commercial loans and $11.0 million in construction and land development loans. Loan originations were $50.3 million and $232.5 million during the quarter and year ended December 31, 2013, compared to $52.4 million and $123.1 million during the same periods last year. Prepayment speeds for the quarter and year ended December 31, 2013 were 13.4% and 13.2%, respectively, compared to 27.0% and 23.2% for the same periods last year. Investment securities were $106.3 million at December 31, 2013, compared to $181.2 million at December 31, 2012, representing a decrease of $75.0 million, or 41.4%. The decline in securities during the year was primarily attributable to the sale of $35.1 million of securities, which resulted in a gain of $822,000. Proceeds from these sales were primarily utilized to fund our loan growth during the current year. The weighted average life of our investment securities was 3.78 years and 2.80 years at December 31, 2013 and 2012, respectively.

Total liabilities at December 31, 2013 increased by $32.8 million, or 7.3%, to $482.8 million compared to $450.0 million at December 31, 2012. This increase is primarily due to a $36.1 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $409.8 million and $371.4 million at December 31, 2013 and 2012, respectively, representing an increase of $38.4 million, or 10.3%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.2 million, or 1.89% of our total loan portfolio, at December 31, 2013, compared to $6.0 million, or 2.26% of our total loan portfolio, at December 31, 2012. At December 31, 2013 and 2012, our non-performing loans were $735,000 and $1.9 million, respectively. The decline in non-performing loans during the year ended December 31, 2013 was primarily related to the full repayment of two loans that had been classified as non-performing at December 31, 2012. The ratio of our ALL to non-performing loans was 984.26% and 324.36% at December 31, 2013 and 2012, respectively. In addition, our ratio of non-performing loans to total loans was 0.19% and 0.70% at December 31, 2013 and December 31, 2012, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the quarter and year ended December 31, 2013, we recorded provision for loan losses of $400,000 and $100,000, respectively. There was no provision for loan losses recorded during the quarter and year ended December 31, 2012. The provision for loan losses recorded during the quarter and year ended December 31, 2013 was primarily recorded to supplement the Bank’s ALL as a result of loan growth. The provision for loan losses during the year ended December 31, 2013 was partially offset by loan recoveries, as well as the continued improvement in the level of our criticized and classified loans. During the year ended December 31, 2013, total loans increased by $116.9 million compared to December 31, 2012. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $4.7 million, $2.1 million and none, respectively, at December 31, 2013, compared to $6.6 million, $3.5 million and none, respectively, at December 31, 2012. We had net recoveries of $1,000 and $1.1 million during the quarter and year ended December 31, 2013, respectively, compared to net recoveries of $1.1 million and $731,000 during the same periods last year. At December 31, 2013, the ALL to total loans was 1.89% compared to 2.26% at December 31, 2012. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of December 31, 2013 and 2012 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $825,000 and $1.9 million at December 31, 2013 and 2012, respectively. Non-accrual loans totaled $735,000 and $1.9 million at December 31, 2013 and 2012, respectively. At December 31, 2013, non-accrual loans consisted of two commercial loans totaling $706,000 and one consumer loan totaling $29,000. At December 31, 2012, non-accrual loans consisted of three commercial loans totaling $1.5 million and one consumer loan totaling $345,000. At December 31, 2013 and 2012, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.15% and 0.39% at December 31, 2013 and 2012, respectively.

Net Interest Income and Margin

During the quarter and year ended December 31, 2013, net interest income was $4.4 million and $16.2 million, respectively, compared to $4.0 million and $14.1 million for the same periods last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the quarter and year ended December 31, 2013 as compared to the same periods last year. The average balances of our loan portfolio were $373.1 million and $321.6 million during the quarter and year ended December 31, 2013, respectively, compared to $246.6 million and $234.9 million for the same periods last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.23% for the quarter ended December 31, 2013, compared to 3.24% for the same period last year. The 1 basis point decline in net interest margin is primarily due to the recovery of a non-accrual loan during the quarter ended December 31, 2012, which resulted in the recognition of $396,000 in additional interest income during that period. Net interest margin during the quarter ended December 31, 2013 was positively impacted by an increase in the average balance of loans relative to total average earning assets as compared to the same period last year and a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 68.2% during the quarter ended December 31, 2013, compared to 50.6% during the same period last year. The average cost of interest bearing deposits and borrowings was 0.31% during the quarter ended December 31, 2013 compared to 0.35% for the same period last year. These factors were partially offset by a general decline in the loan yields. The decline in loan yield was primarily caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

The Company’s net interest margin was 3.19% for the year ended December 31, 2013, compared to 3.12% for the same period last year. The 7 basis point improvement in net interest margin is primarily due an increase in the average balance of loans relative to total average earning assets as compared to the same period last year, and a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 63.2% during the year ended December 31, 2013, compared to 52.0% during the same period last year. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.32% and 0.38% during the year ended December 31, 2013 and 2012, respectively. These factors were partially offset by a general decline in the loan yields. As discussed above, the decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

Non-Interest Income

Non-interest income was $192,000 and $1.8 million for the quarter and year ended December 2013, respectively, compared to $726,000 and $2.0 million for the same periods last year. During the quarter and year ended December 31, 2013, the Company sold $16.3 million and $35.1 million, respectively, of investment securities, recognizing gains of $117,000 and $822,000, respectively. With the exception of such gains, non-interest income primarily consists of loan arrangement fees earned in connection with our college loan funding program and customer related fee income. During the first quarter of 2013, the Company terminated the college loan funding program.

Non-Interest Expense

Non-interest expense was $3.9 million and $14.1 million for the quarter and year ended December 31, 2013, compared to $3.7 million and $13.0 million for the same periods last year. The increases in non-interest expense during the quarter and year ended December 31, 2013 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as the additional costs incurred to address regulatory compliance matters.

Income Tax Provision

During the quarter and year ended December 31, 2013, we recorded a tax provision (benefit) of $119,000 and ($3.1 million), respectively. The tax benefit recognized was primarily related to the reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. During the quarter and year ended December 31, 2012, we recorded a tax expense of $51,000 and $111,000, respectively. Beginning in January 2014, the Company will begin recording tax provisions at its estimated effective tax rate of approximately 42%. This increase in our effective tax rate will have a substantial impact on the Company’s future net income and earnings per share relative to prior periods that incurred a lower effective tax rate as a result of the deferred tax valuation allowance.

Net Income

For the quarter and year ended December 31, 2013, the Company recorded net income of $217,000, or $0.02 per diluted share, and $6.9 million, or $0.76 per diluted share, compared to $912,000, or $0.10 per diluted share, and $2.9 million, or $0.33 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, (12) the possibility that we will be unable to comply with the requirements set forth in the OCC’s Consent Order, which could result in restrictions on our operations, and (13) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,
Balance Sheet Results:	2013	2012
Total Assets	$538,145	$499,173
Total Loans	$383,548	$266,671
Allowance for Loan Losses ("ALL")	$7,236	$6,015
Non-Performing Assets	$825	$1,944
Investment Securities-AFS, at estimated fair value	$106,272	$181,225
Deposits:
Non-Interest Bearing Demand Deposits	$236,869	$196,026
Interest Bearing Demand Deposits	21,005	23,233
Money Market Deposits and Savings	151,879	152,094
Certificates of Deposit	43,013	45,328
Total Deposits	$452,766	$416,681
Total Stockholders' Equity	$55,388	$49,173
Gross Loans to Deposits	84.70%	63.99%
Ending Book Value per Share	$5.84	$5.38

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2013	2012
Net Interest Income	$4,447	$3,965
Provision for Loan Losses	$400	$-
Gain on Sale of AFS Investment Securities	$117	$-
Other Non-Interest Income	$75	$726
Non-Interest Expense	$3,903	$3,728
Income Tax Provision	$119	$51
Net Income	$217	$912
Basic Earnings per Share	$0.02	$0.11
Diluted Earnings per Share	$0.02	$0.10
Quarterly Net Interest Margin*	3.23%	3.24%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$217	$912
Provision for Loan Losses	400	-
Income Tax Provision	119	51
Pre-Tax, Pre-Provision Earnings	$736	$963

	Years Ended December 31,
YTD Operating Results:	2013	2012
Net Interest Income	$16,208	$14,073
Provision for Loan Losses	$100	$-
Gain on Sale of AFS Investment Securities	$822	$-
Other Non-Interest Income	$971	$1,986
Non-Interest Expense	$14,097	$13,006
Income Tax (Benefit) Provision	$(3,059)	$111
Net Income	$6,863	$2,942
Basic Earnings per Share	$0.79	$0.35
Diluted Earnings per Share	$0.76	$0.33
YTD Net Interest Margin	3.19%	3.12%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$6,863	$2,942
Provision for Loan Losses	100	-
Income Tax (Benefit) Provision	(3,059)	111
Pre-Tax, Pre-Provision Earnings	$3,904	$3,053

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*Percentages are reported on an annualized basis.